Exhibit 99.1

Coldwater Creek Announces First Quarter 2008 Results

Sandpoint, Idaho, May 28 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three month period ended May 3, 2008.

First Quarter Operating Results

•                  Net sales were $271.1 million, compared to $281.3 million in the first quarter of 2007, primarily a result of a 9.4 percent decrease in comparable premium retail store traffic. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa test concept locations, were $182.7 million versus $184.9 million in the fiscal 2007 first quarter. Comparable store sales declined 19.0 percent in the first quarter versus the first quarter of fiscal 2007.  Direct sales (phone and internet) were $88.4 million, compared to $96.4 million in the same period last year.

•                  Gross profit for the fiscal 2008 first quarter was $92.8 million, or 34.2 percent of net sales, compared with $128.5 million, or 45.7 percent of net sales, for the fiscal 2007 first quarter. The decrease in gross profit rate was primarily due to inventory clearance activities.

•                  Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased 16 percent compared with the first quarter of 2007. Total inventory decreased to $126.6 million, or 9.6 percent, compared to $140.0 million at the end of fiscal 2007.

•                  Selling, general and administrative expenses for the fiscal 2008 first quarter were $107.8 million, or 39.8 percent of net sales, compared with $110.7 million, or 39.4 percent of net sales, for the fiscal 2007 first quarter. The decrease in selling, general and administrative expenses of approximately $2.9 million was driven by improved operating efficiencies, reduced marketing spend, and other cost savings initiatives.

•                  Net loss for the three-month period ended May 3, 2008 was $9.2 million, or $0.10 per basic and diluted share, compared with net income of $12.0 million, or $0.13 per diluted share, for the three-month period ended May 5, 2007.

“While we continue to face a challenging macroeconomic environment, we are encouraged by the initial progress we have made with our key strategic initiatives,” said Daniel Griesemer, president and chief executive officer of Coldwater Creek.  “During the first quarter, we were intent on managing the aspects of our business within our control and we are pleased to report that we achieved meaningful progress in many important areas.  We are confident that we are on track to deliver on our primary strategic initiatives, including improving both our product and the customer experience; driving operational efficiencies and controlling expenses; significantly reducing inventory; refining our store roll-out; and continuing to prudently manage our capital resources.  With $74.5 million in cash at the end of the quarter, we are well positioned both strategically and financially to improve our performance.”

Store Openings

The Company opened 9 new premium retail stores during the three-month period ended May 3, 2008, bringing its store count at the end of the first quarter to 315 stores. The Company now plans total store openings of 40 to 45 new stores for fiscal 2008.

Liquidity and Inventory

At the end of the first quarter, the company had $74.5 million in cash, $92.8 million in working capital and no borrowings under its bank facility. This compares to $62.5 million in cash and $115.8 million in working capital at the end of fiscal 2007.

Commenting on inventory, Georgia Shonk-Simmons, president and chief merchandising officer reflected, “We are pleased with the direction we are moving with our product, as we continue to make our assortment more brand appropriate. In the first quarter, we narrowed our product assortment to focus on the merchandise that we believe will resonate with our customers. We also continued to manage our inventory levels to reflect customer demand, as inventory at premium retail stores, including the distribution center, decreased 16 percent on a per square foot basis, as compared with the first quarter of 2007, while premium retail square footage grew approximately 29 percent over the same period. “

2008 Guidance

The Company is revising its full-year 2008 guidance to reflect the better-than-anticipated first quarter financial performance, but maintaining previously issued sales and earnings (loss) per share guidance for the second, third and fourth quarters of fiscal 2008.

					Full Year
	Q108A	Q208	Q308	Q408	2008

Sales (in millions)	$271	$215 - $239	$261 - $279	$338 - $361	$1,085 - $1,150

Earnings (loss) per share	$(0.10)	$(0.09) - $(0.03)	$0.02 - $0.07	$0.04 - $0.10	$(0.13) - $0.04

Following the Company’s reduced store opening plans, it now expects capital expenditures for fiscal 2008 to be approximately $80 million, down $10.0 million from the Company’s previous guidance, primarily associated with retail store expansion, as well as investments in information technology and other corporate-related capital expenditures.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, May 28, 2008 at 4:45 p.m. (Eastern) to discuss fiscal 2008 first quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=48715.

Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until midnight on Friday June 6, 2008. The replay can be accessed by dialing 719-457-0820 and giving the passcode “9236461”. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected fiscal 2008 sales, earnings (loss) per share, store openings, capital expenditures, expenses and inventory levels. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, rising fuel costs, economic, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our cost cutting efforts will not be successful;

•                  unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include weakness in the U.S. dollar, additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of increased fuel costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  new interpretations of or changes to current accounting rules;

•                  risks associated with our dependence on a single distribution facility;

•                  risks associated with a failure by independent manufacturers to comply with our quality, product safety and labor practices requirements;

•                  our ability to hire, retain and train key personnel;

and such other factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

208-265-7354

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended
	May 3,	May 5,
	2008	2007

Statements of Operations:
Net sales	$271,105	$281,292
Cost of sales	178,305	152,805
Gross profit	92,800	128,487
Selling, general and administrative expenses	107,806	110,723
Income (Loss) from operations	(15,006)	17,764
Interest, net, and other	553	2,216
Income (Loss) before income taxes	(14,453)	19,980
Income tax provision (benefit)	(5,213)	7,950
Net income (loss)	$(9,240)	$12,030

Net income (loss) per share - Basic	$(0.10)	$0.13

Weighted average shares outstanding - Basic	90,848	93,209

Net income (loss) per share - Diluted	$(0.10)	$0.13

Weighted average shares outstanding - Diluted	90,848	94,575

Supplemental Data:

	Three Months Ended
	May 3,	May 5,
	2008	2007

Operating Statistics:
Catalogs mailed	29,472	33,842
Premium retail store count	315	252
Spa store count	9	6
Outlet store count	32	26
Premium retail store square footage	1,841	1,433

	Three Months Ended
	May 3,	May 5,
	2008	2007

Segment Net Sales:
Retail	$182,722	$184,860
Direct	88,383	96,432
Total	$271,105	$281,292

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	May 3,	February 2,
	2008	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$74,505	$62,479
Receivables	26,101	28,520
Inventories	126,604	139,993
Prepaid and other	18,082	17,246
Income taxes recoverable	18,189	14,265
Prepaid and deferred marketing costs	10,985	13,662
Deferred income taxes	8,073	8,073

Total current assets	282,539	284,238

Property and equipment, net	346,274	328,991
Deferred income taxes	8,001	7,680
Restricted cash	2,664	2,664
Other	662	686

Total assets	$640,140	$624,259

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$103,282	$75,936
Accrued liabilities	81,413	87,300
Current deferred co-branded credit card revenue	5,054	5,252

Total current liabilities	189,749	168,488

Deferred rents	125,057	122,819
Deferred co-branded credit card revenue	6,323	7,064
Supplemental Employee Retirement Plan	8,103	8,041
Capital leases and other financing obligations	14,126	14,467
Other	2,347	1,517

Total liabilities	345,705	322,396

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 90,909,065 and 90,796,551 shares issued, respectively	909	908
Additional paid-in capital	111,746	110,010
Accumulated other comprehensive loss	(1,939)	(2,014)
Retained earnings	183,719	192,959

Total stockholders’ equity	294,435	301,863

Total liabilities and stockholders’ equity	$640,140	$624,259

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	May 3,	May 5,
	2008	2007

OPERATING ACTIVITIES:
Net income (loss)	$(9,240)	$12,030
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,984	11,706
Stock compensation expense	1,203	1,191
Supplemental Employee Retirement Plan expense	323	354
Deferred rent amortization	(1,983)	(1,076)
Deferred income taxes	(369)	(844)
Excess tax benefit from exercises of stock options	(1)	(149)
Net loss on asset dispositions and impairments	182	474
Other	302	4
Net change in current assets and liabilities:
Receivables	2,419	(3,396)
Inventories	13,389	(7,155)
Prepaid and other and income taxes recoverable	(4,740)	(4,026)
Prepaid and deferred marketing costs	2,677	(5,752)
Accounts payable	21,735	25,106
Accrued liabilities	(7,050)	(4,235)
Income taxes payable	—	(1,406)
Deferred co-branded credit card revenue	(939)	322
Deferred rents	5,117	4,739
Other changes in non-current assets and liabilities	—	1,712
Net cash provided by operating activities	38,009	29,599

INVESTING ACTIVITIES:
Purchase of property and equipment	(26,275)	(26,906)
Net cash used in investing activities	(26,275)	(26,906)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	514	569
Excess tax benefit from exercises of stock options	1	149
Payments on capital lease and other financing obligations	(223)	—
Net cash provided by financing activities	292	718

Net increase in cash and cash equivalents	12,026	3,411
Cash and cash equivalents, beginning	62,479	148,680

Cash and cash equivalents, ending	$74,505	$152,091